UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): April 10, 2008

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 City West Blvd, Suite 500, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 8.01	Other Events

Dr. Gary L. Allee, a director of the Company, has entered into two pre-arranged stock sales plans intended to qualify under Rule 10b5-1 of the Securities and Exchange Act of 1934 to sell up to 57,409 shares of Company common stock over time.

The stock sales plans have been approved under the Company’s internal securities trading policy. Rule 10b5-1 plans permit individuals who are not in possession of material non-public information to establish pre-arranged plans to buy or sell Company stock. These plans can minimize the market effect of insider purchases or sales by spreading these purchases or sales over a more extended period than the limited trading “windows” designated by the Company’s internal securities trading policy.

Under these plans, a broker not affiliated with the Company may, over a period of time starting on April 14, 2008 and ending on December 31, 2008, sell up to an aggregate of 57,409 shares of Company common stock held by Dr. Allee at various designed prices ranging from $14.44 to $16.00 per share.

Of the shares to be sold pursuant to this Rule 10b5-1 plan, 40,000 shares relate to shares to be acquired upon exercise of stock options previously granted under the Company’s 2000 Long-Term Incentive Plan and the 2006 Incentive Plan, and 17,409 shares are shares directly held by Dr. Allee. The maximum number of shares that may be sold under both plans represents approximately 65% all of Dr. Allee’s combined current holdings of the Company’s common stock and options to purchase Company common stock.

Specific sales transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

a.	Financial Statements of Businesses Acquired.

None.

b.	Pro Forma Financial Information

None.

c.	Shell Company Transactions

None.

d.	Exhibits

10.1	Rule 10b5-1 Sales Plan effective April 10, 2008 entered into Gary L. Allee and A.G. Edwards for 17,409 shares.

10.2	Rule 10b5-1 Sales Plan effective April 10, 2008 entered into Gary L. Allee and A.G. Edwards for 40,000 shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: April 14, 2008	/s/ John D. Held
John D. Held
Executive Vice President, General Counsel and Secretary